Exhibit 99.1

                            FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5274
Company Information: www.labcorp.com
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp To Offer Age-Based Guideline Initiative for Cervical Cancer and STD Screening

Burlington, NC, June 14, 2012 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the launch of an innovative age-based test protocol that aids physicians when ordering cervical cancer and sexually transmitted disease (STD) screening tests.

Through this age-based approach, clinicians can select a test number that will individualize cervical cancer and STD testing based on patient age (from 21-64) and the corresponding age-based test protocol - as set forth in the American Congress of Obstetricians and Gynecologists (ACOG) guidelines.

“This is a novel approach,” said Dr. Mark Brecher, LabCorp's Chief Medical Officer. “Offering cervical cancer testing and STD alternatives that follow the ACOG guidelines for age-based testing provides our clients an important tool to assist in providing the best possible patient care.”

This enhancement to LabCorp's test menu is an adjunct to its broad women's health test options, including tests that focus on both screening and diagnosis of disease. In addition to its women's health services, LabCorp offers a comprehensive menu of individual tests and test combinations to address specific patient needs.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

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